EXHIBIT 5.1

                          SONNENSCHEIN NATH & ROSENTHAL
                                8000 SEARS TOWER
                             CHICAGO, ILLINOIS 60026

                                 Mark L. Dosier
                                 (312) 876-2470

                                 August 31, 1998




LaserSight Incorporated
3300 University Boulevard, Suite 140
Orlando, Florida 32792

Gentlemen:

         We have acted as counsel to LaserSight Incorporated, a Delaware corporation (the "Company"), in connection with the registration by the Company under the Securities Act of 1933 (the "Securities Act") pursuant to the Company's Registration Statement on Form S-8 being filed on or about the date of this letter (the "Registration Statement"), of an aggregate of 500,000 shares (the "Shares") of the Company's common stock, par value $.001 per share, which may from time to time be offered by the Company in connection with the Company's Amended and Restated 1996 Equity Incentive Plan (the "Plan"). This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

         In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Certificate of Amendment of Certificate of Incorporation of the Company as currently in effect, various resolutions of the Board of Directors of the Company, and such agreements, instruments, certificates of public officials and others, and such other documents (including the Plan), certificates and records, and have made such other investigations, as we have deemed necessary or appropriate as a basis for the opinion set forth herein.

         We have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed by parties other than the Company, we have assumed that such parties had the power,
corporate  or  otherwise,   to  enter  into  and  to  perform  their  respective
obligations thereunder and have also assumed the due authorization by all requisite action, corporate or otherwise, and the execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.
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         Based upon and subject to the  foregoing,  it is our  opinion  that the
Shares that will be originally issued under the Plan, when issued pursuant to, and in accordance with, the Plan, will be validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement. We do not, in giving such consent, admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.


                                                         Very truly yours,

                                                   SONNENSCHEIN NATH & ROSENTHAL



                                                       By:   /s/Mark L. Dosier
                                                       ----------------------
                                                              Mark L. Dosier